Exhibit 10.2

EMPLOYEE MATTERS AGREEMENT

by and among

INTERNATIONAL GAME TECHNOLOGY PLC,

IGNITE ROTATE LLC,

EVERI HOLDINGS INC.

and

VOYAGER PARENT, LLC

Dated as of July 26, 2024

7.7.	Assignment	15
7.8.	Termination	15
7.9.	Amendment	15
7.10.	Group Members	15
7.11.	No Third Party Rights	15
7.12.	Exhibits and Schedules	15
7.13.	Governing Law	15
7.14.	Submission to Jurisdiction	15
7.15.	Waiver of Jury Trial	15
7.16.	Specific Performance	15
7.17.	Severability	15
7.18.	Construction	16

Exhibit A	-	Certain Definitions	A-1

ii

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”) is made and entered into as of July 26, 2024, by and among (a) INTERNATIONAL GAME TECHNOLOGY PLC, a public limited company incorporated under the laws of England and Wales (“Remainco”); (b) IGNITE ROTATE LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Remainco (“Spinco,” and together with Remainco, the “Companies,” and each a “Company”); (c) EVERI HOLDINGS INC., a Delaware corporation (“Merger Partner”) and (d) VOYAGER PARENT, LLC, a Delaware limited liability company (“Buyer,” and together with Remainco, Spinco and Merger Partner, the “Parties,” and each a “Party”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Remainco is engaged, directly and indirectly, in the Spinco Business;

Whereas, on the terms and subject to the conditions set forth in the Separation Agreement, Remainco will effectuate the Separation, including the Spinco Contribution;

Whereas, following the Separation, Remainco desires to sell to Buyer, and Buyer desires to purchase from Remainco, all of Remainco’s right, title and interest in and to the Spinco Units upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, Remainco, Spinco, Buyer, Voyager Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Buyer (“Buyer Sub”), and Merger Partner have entered into the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”);

Whereas, the Parties contemplate that, pursuant to the Merger Agreement, and immediately following the consummation of the sale of the Spinco Units to Buyer, at the Merger Effective Time, Buyer Sub shall be merged (the “Merger”) with and into Merger Partner, with Merger Partner surviving the Merger as a wholly owned direct Subsidiary of Buyer; and

Whereas, the Parties desire to set forth the principal arrangements among them regarding the assets, Liabilities and responsibilities with respect to certain employment matters and employee compensation and benefit arrangements relating to the Spinco Employees, to make certain covenants and agreements specified in this Agreement in connection therewith, and to prescribe certain conditions relating thereto.

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

ASSIGNMENT OF SPINCO EMPLOYEES AND EMPLOYEE LIABILITIES

1.1.           Transfer of Spinco Employees.

(a)           Scope of Employees.

(i)           For purposes of this Agreement, “Spinco Employees” means those employees of any member of the Remainco Group who (A) work primarily for the Spinco Business as of immediately prior to the Equity Sale Closing Time and whose name or unique identifier and position is set forth on Schedule 1.1(a)(i)(A) (as updated in accordance with Section 1.1(a)(iii)), or (B) was identified by Remainco in its good faith discretion in the separation analysis as appropriately allocated to the Spinco Business, and whose name or unique identifier and position or title is set forth on Schedule 1.1(a)(i)(B)(1) (as updated in accordance with Section 1.1(a)(iii)), if such individual is still employed by Remainco or any other member of the Remainco Group as of immediately prior to the Equity Sale Closing Time, including, in each case, any Spinco Employee whose employment has been terminated or suspended but may be subject to reinstatement pursuant to applicable Law within twelve (12) months of the Closing Date; provided that any individual whose name or unique identifier and position or title is set forth on Schedule 1.1(a)(i)(B)(2) shall not be considered a Spinco Employee. Schedule 1.1(a)(i)(A) and Schedule 1.1(a)(i)(B)(1) as attached hereto on the date hereof contain data as of May 31, 2024 collectively are referred to as the “Spinco Employee Schedule.”

(ii)          Remainco has provided to Buyer the information required to be provided under Section 2.16(i) of the Merger Agreement for each Spinco Employee. In addition, within sixty (60) days following Buyer’s request to Remainco, Remainco shall provide to Buyer the notice period and accrued and unused paid-time off for each Non-US Spinco Employee.

(iii)         Remainco will make available to Buyer updated versions of the Spinco Employee Schedule (including to reflect new hires, departures, and other relevant changes made, in accordance with Section 5.2 of the Merger Agreement) as reasonably requested by Buyer, but in any case, no more than every ninety (90) days; provided that a final schedule will be provided no earlier than seven (7) Business Days prior to the Closing Date. In circumstances where Buyer reasonably considers that an employee listed in the Spinco Employee Schedule is not a Spinco Employee, Buyer may notify Remainco in writing of the reasons for such concern, and Remainco shall as promptly as reasonably practicable (and no later than ten (10) days) following receipt of such notification determine in good faith whether such employee is correctly included in the Spinco Employee Schedule, and provide Buyer with a response in writing stating whether or not the employee will remain on the Spinco Employee Schedule and reasons for such determination.

(b)           Transfer of Employment.

(i)           Except to the extent otherwise provided in this Section 1.1(b), effective no later than immediately before the Equity Sale Closing Time, Remainco and Spinco shall, or shall cause the other members of their Groups to: (A) cause each Spinco Employee to cease to be employed by a member of the Remainco Group (other than a member of the Spinco Group) (if applicable) and (x) to be employed by a member of the Spinco Group, or (y) subject to prior consultation with Buyer, to be employed by a Third Party engaged by a member of the Spinco Group as an employer of record (each, a “Spinco EOR”), or (z) to be engaged as a consultant by a member of the Spinco Group, with (z) only applying (a) in the case of a country where there are fewer than ten (10) Spinco Employees, (unless otherwise requested by Buyer) and where such employment or engagement is permitted by applicable Law (as determined by reputable local counsel); provided that, with respect to Spinco Employees employed outside of the United States, subject to applicable Law, such transfer, if any, shall occur prior to or simultaneously with the Equity Sale Closing Time or as soon as commercially reasonable thereafter; and (B) cause any employee who is not a Spinco Employee but is employed by a member of the Spinco Group to be employed by a member of the Remainco Group. In furtherance of this Section 1.1(b)(i), Remainco, Spinco, and Buyer (the “Separation Parties”) shall cooperate reasonably and in good faith to give effect to these covenants, including with respect to those Spinco Employees who are currently employed outside of the United States by a member of the Remainco Group, and each Separation Party shall provide promptly to the other Separation Party information reasonably requested by the other Separation Party in connection with its obligations under this Section 1.1(b)(i). Each Spinco Employee who is employed by a member of the Spinco Group or who becomes employed by a member of the Spinco Group or a Spinco EOR under this Section 1.1(b)(i) but excluding any Spinco Employee who is engaged as a consultant under Section 1.1(b)(i)(z) above shall be a “Spinco Transferred Employee.”

(ii)          The Separation Parties shall use commercially reasonable efforts to ensure that each individual who is an Inactive Employee as of immediately prior to the Equity Sale Closing Time shall remain or become employed by a member of the Remainco Group (other than a member of the Spinco Group) no later than immediately prior to the Equity Sale Closing Time; provided that, if such Inactive Employee returns to employment within twelve (12) months following the Closing Date, then Buyer shall, or shall cause another member of the Buyer Group to, offer employment to such individual on terms and conditions consistent with this Agreement. For purposes of this Agreement, an Inactive Employee shall not be treated as a Spinco Employee or a Spinco Transferred Employee until such individual commences employment with Buyer or another member of the Buyer Group.

(c)           Notwithstanding anything to the contrary contained in this Agreement, as of the Equity Sale Closing Time, Spinco shall, or shall cause an applicable member of the Spinco Group (or as applicable, a Spinco EOR) to, (i) establish an Employee Representative Body or negotiate a collective bargaining agreement, as required under applicable Law, or (ii) Assume, in accordance with the relevant terms, the Spinco Labor Agreements covering Spinco Employees as of immediately prior to the Equity Sale Closing Time; provided that prior to the Equity Sale Closing Time, the Separation Parties shall use commercially reasonable efforts to effect a separation of the Local 1101 CBA, such that the Local 1101 CBA shall only cover Spinco Employees and Spinco Former Employees. Following such separation, to the extent effected, (A) all rights and Liabilities under the Local 1101 CBA with respect to any employees other than Spinco Employees and Spinco Former Employees shall be transferred to the appropriate member of the Remainco Group, pursuant to a separate collective bargaining agreement, and (B) all rights and Liabilities with respect to any Spinco Employees and Spinco Former Employees shall be transferred to a member of the Buyer Group pursuant to an amended collective bargaining agreement between the appropriate member of the Spinco Group and the Communications Workers of American Local Union 1101 (but excluding, for clarity, IGT Global Solutions Corporation). As of the Closing Date, Spinco shall Assume all of the Liabilities relating to the Local 1101 CBA to the extent contemplated by this Agreement.

1.2.           Employee and Benefit Plan Assets and Liabilities; Severance.

(a)           Assets. The Remainco Group shall retain all Remainco Benefit Arrangements, all rights in connection therewith and all Assets related thereto. The Spinco Group shall retain all Spinco Benefit Arrangements, all rights in connection therewith and all Assets related thereto. Any assets held in trust to fund a Benefit Arrangement, and all insurance policies funding a Benefit Arrangement, shall be an “Asset” related to such Benefit Arrangement.

(b)           Spinco Assumed Liabilities. Effective as of the Equity Sale Closing Time or, with respect to each Inactive Employee, the earlier of twelve (12) months following the Closing Date or the time such individual terminates employment with a member of the Remainco Group (including in connection with becoming a Spinco Transferred Employee), Spinco shall Assume:

(i)           except as set forth in Section 1.2(c), all Liabilities under all Remainco Benefit Arrangements relating to Spinco Transferred Employees or Spinco Former Employees, whenever incurred, only to the extent set forth in this Agreement; provided that Spinco shall reimburse the Remainco Group for any claim for benefits by any Spinco Transferred Employee or Spinco Former Employee (or their respective dependents) after the Equity Sale Closing Time that was incurred prior to the Equity Sale Closing Time under any Remainco Benefit Arrangement and that is not funded by an insurance policy, trust or similar funding arrangement, other than (x) severance payable to any Spinco Former Employee, which shall be addressed under Section 1.2(d); and (y) claims under a flexible spending account, which shall be addressed under Article V (the Liabilities described in this Section 1.2(b)(i), the “Assumed Remainco Benefit Liabilities”);

(ii)          except as set forth in Section 1.2(c), all Liabilities arising out of, relating to or resulting from the employment, service, termination of employment or termination of service of all Spinco Employees and Spinco Former Employees and their dependents and beneficiaries (and any alternate payees in respect thereof); and

(iii)          any other Liabilities expressly assigned to or Assumed or retained by any member of the Spinco Group under this Agreement or the Separation Agreement.

(c)           Remainco Retained Liabilities. The applicable member of the Remainco Group shall Assume or retain all Liabilities arising under or otherwise related to:

(i)            the Remainco Benefit Arrangements, including all Liabilities under Section 412 of the Code and Section 302 or Title IV of ERISA;

(ii)           any change of control, exit, success, sale, retention, transaction or similar bonuses, payments, benefits or compensatory amounts pursuant to any Contract entered into prior to the Equity Sale with any member of the Remainco Group and, in each case, payable to Spinco Employees or Former Spinco Employees solely as a result of the consummation of the Equity Sale and the Merger (whether payable in connection with, at or following the Equity Sale and the Merger);

(iii)          the Remainco Employees, and any former employee of the Remainco Group who is not a Spinco Transferred Employee or a Spinco Former Employee; and

(iv)          any other Liabilities expressly assigned to or Assumed or retained by any member of the Remainco Group under this Agreement or the Separation Agreement.

(d)           Severance. Effective as of the Equity Sale Closing Time, Spinco shall Assume all Liabilities for (i) severance payable to any Spinco Transferred Employee and (ii) severance payable to any Spinco Former Employee; provided that any such severance paid following the date hereof shall be subject to Section 5.2 of the Merger Agreement.

(e)           COBRA. The Remainco Group shall be solely responsible for providing continued health coverage required by COBRA to Spinco Employees and Spinco Former Employees (and their qualifying beneficiaries) who experience a COBRA qualifying event (as defined in Section 4980B of the Code) under the applicable Remainco Benefit Arrangement prior to the Equity Sale Closing Time (such individuals, collectively, the “COBRA Participants”), and Spinco shall reimburse a member of the Remainco Group designated by Remainco within fifteen (15) days following the end of each calendar quarter following the Equity Sale Closing Time for any claims or obligations incurred under the applicable Remainco Benefit Arrangement as a result of such COBRA coverage (other than those paid under a stop-loss or other insurance policy) by each COBRA Participant whose COBRA coverage ceased during such calendar quarter, which, in the aggregate with all claims incurred by all other COBRA Participants whose coverage ceased in prior calendar quarters, exceed the sum of the amount of premiums collected through the end of such calendar quarter. A member of the Buyer Group shall be solely responsible for providing continued health coverage to the extent required by COBRA under the applicable Spinco Benefit Arrangement or the applicable Buyer Future Benefit Arrangement to all Spinco Transferred Employees (and their qualifying beneficiaries) who experience a COBRA qualifying event upon or after the Equity Sale Closing Time, and shall be solely responsible for all claims, obligations and Liabilities incurred as a result of such COBRA coverage. The Separation Parties and the Merger Partner Group agree that the consummation of the transactions contemplated by the Separation Agreement or this Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

(f)           Workers’ Compensation Claims. Without limiting Section 1.2(b) and (c), each member of the Spinco Group and each member of the Buyer Group shall acquire such workers’ compensation insurance coverage as is required by the applicable Law, and each member of the Spinco Group and each member of the Buyer Group shall Assume all Liabilities related to all claims for workers’ compensation benefits and coverage which are incurred on or following the Closing Date by Spinco Employees. Claims for occurrences prior to the Equity Sale Closing Time under workers’ compensation insurance of the Remainco Group shall be subject to the provisions of Section 4.10 of the Separation Agreement.

ARTICLE II

PAY AND BENEFITS

2.1.           In General. Except to the extent otherwise required by applicable Law, for the period commencing on the Closing Date and ending on the date which is twelve (12) months following the Closing Date, Buyer shall, or shall cause another member of the Buyer Group or a Spinco EOR to, provide each Spinco Transferred Employee whose employment is not governed by a Spinco Labor Agreement, with:

(a)           base salary or base hourly wage rate, as applicable, that is no less than the base salary or base hourly wage rate, as applicable, for such Spinco Transferred Employee as in effect immediately prior to the Equity Sale Closing Time;

(b)           a target short-term incentive compensation opportunity that is no less than the target short-term incentive compensation opportunity (including under sales incentive and other similar arrangements) for such Spinco Transferred Employee in effect immediately prior to the Equity Sale Closing Time;

(c)           a target long-term incentive compensation opportunity that is no less than the (i) target long-term incentive compensation opportunity for such Spinco Transferred Employee in effect immediately prior to the Equity Sale Closing Time (it being acknowledged and agreed that there is no obligation to provide equity or equity based compensation); and

(d)           employee benefits and perquisites (excluding post-termination or retirement welfare benefits, retention, short-term or long-term incentive opportunities and change-in-control benefits) that have an aggregate value which is no less than the aggregate value of such employee benefits and perquisites provided to such Spinco Transferred Employee immediately prior to the Equity Sale Closing Time.

Buyer shall, or shall cause another member of the Buyer Group or a Spinco EOR to, provide each Spinco Transferred Employee covered by a Spinco Labor Agreement with compensation and employee benefits at the level required by and in compliance with the applicable Spinco Labor Agreement.

2.2.           Severance. Without limiting Section 2.1, except to the extent otherwise required by applicable Law, for the twelve (12) month period immediately following the Equity Sale Closing Time, Buyer shall, or shall cause another member of the Buyer Group or a Spinco EOR to, provide (a) each US Spinco Transferred Employee who experiences a qualifying termination of employment during such period with severance benefits, if any, at least equal to the greater of the severance benefits set forth on Schedule 2.2(a)(i); or (b) with respect to Non-US Spinco Transferred Employees, as otherwise may be required under applicable Law (in each case, taking into account any increase in years of service and compensation that occur following the Equity Sale Closing Time).

2.3.           Participation in Remainco and Spinco Benefit Arrangements. Except as otherwise required by applicable Law, effective as of the Equity Sale Closing Time, (a) each member of the Spinco Group, to the extent applicable, shall cease to be a participating employer in any Remainco Benefit Arrangement; and (b) each Spinco Transferred Employee (other than each Inactive Employee) shall cease to participate in, be covered by, accrue benefits under or be eligible to contribute to any Remainco Benefit Arrangement. Except as otherwise required by applicable Law, effective as of the Equity Sale Closing Time, (a) each member of the Remainco Group, to the extent applicable, shall cease to be a participating employer in any Spinco Benefit Arrangement; and (b) each Remainco Employee and each Inactive Employee shall cease to participate in, be covered by, accrue benefits under, or be eligible to contribute to any Spinco Benefit Arrangement.

2.4.           Separation Planning and Day-One Readiness. As soon as practical following the date hereof, Remainco and Spinco shall cooperate in good faith to design a plan with respect to (a) cloning or otherwise replicating, or, where appropriate, substituting, any Remainco Benefit Arrangement that provides pension, retirement, or welfare benefits (including medical, dental, vision, prescription drug, life insurance, disability insurance and other group insurance arrangements) to any Non-US Spinco Transferred Employee into a stand-alone Spinco Benefit Arrangement covering such Non-US Spinco Transferred Employee (the “Benefit Plan Replication and Assumption”), in each case to the extent commercially practicable; provided that Remainco shall have the final determination with respect to such Spinco Benefit Arrangements; and (b) the extraction, configuration and movement of human resources, payroll and benefits-related information, subject to the Parties entering into an appropriate data sharing agreement (“HR Data Migration”), in each case for the purpose of preparing the members of the Spinco Group to provide coverage under Spinco Benefit Arrangements with effect from the Closing Date (“Day-One HR Readiness”), and for the purpose of preparing the members of the Spinco Group, the members of the Merger Partner Group, and Buyer for the Benefit Plan Replication and Assumption and HR Data Migration. As soon as reasonably practicable after the date hereof, the Parties shall in good faith cooperate to prepare plans for Day-One HR Readiness (collectively, such plans, the “Day-One HR Plan”). Each Party shall use reasonable best efforts to implement the tasks contemplated to be implemented by such Party by the Day-One HR Plan in accordance with any time periods set forth in the Day-One HR Plan, in all material respects.

2.5.           Length of Service Crediting. Except to the extent otherwise required by applicable Law, Buyer shall, or shall cause another member of the Buyer Group or a Spinco EOR to, recognize all service before the Equity Sale Closing Time of any Spinco Transferred Employee with any member of the Remainco Group and any member of the Spinco Group (including with respect to any service with their respective predecessors to the extent such predecessor employer service was taken into account under an applicable Remainco Benefit Arrangement or an applicable Spinco Benefit Arrangement) for all purposes (other than for purposes of benefit accruals under any defined benefit pension plan) under each Spinco Benefit Arrangement and each Buyer Future Benefit Arrangement. Notwithstanding the foregoing, except to the extent otherwise required by applicable Law, Buyer shall not be required to recognize such service to the extent doing so would result in the duplication of benefits.

2.6.           Replacement of Remainco Benefit Arrangement or Spinco Benefit Arrangement with Buyer Future Benefit Arrangement . To the extent coverage under a Buyer Future Benefit Arrangement replaces coverage under a similar or comparable Remainco Benefit Arrangement or Spinco Benefit Arrangement in which such US Spinco Transferred Employee was eligible to participate immediately prior to the Equity Sale Closing Time, Buyer shall, or shall cause another member of the Buyer Group or a Spinco EOR to:

(a)           Effective as of the Merger Effective Time or such later time as a Remainco Benefit Arrangement or a Spinco Benefit Arrangement is terminated or discontinued by a member of the Buyer Group, cause each Spinco Transferred Employee to be eligible to commence participation in a similar Buyer Future Benefit Arrangement for which such Spinco Transferred Employee is eligible, provided that the applicable employee’s commencement of participation in Buyer Future Benefit Arrangements, shall in all cases be subject to such employee’s satisfaction of any enrollment, election and other applicable requirements for participation;

(b)           Cause each US Spinco Transferred Employee to be immediately eligible to participate, without any waiting time, in any and all Buyer Future Benefit Arrangements; provided that, with respect to any Buyer Future Benefit Arrangement which is provided under fully insured arrangements, Buyer shall solely be required to use commercially reasonable efforts to cause the foregoing;

(c)           For purposes of each Buyer Future Benefit Arrangement that provides welfare benefits (including medical, dental, vision, prescription drug, life insurance, long- term disability insurance and other group insurance arrangements), cause all preexisting condition exclusions, waiting periods, evidence of insurability and actively-at-work requirements of such Buyer Future Benefit Arrangement to be waived for such employee and such employee’s covered dependents; and

(d)           cause any eligible expenses incurred by such employee or such employee’s covered dependents during the portion of the plan year of the Spinco Benefit Arrangement ending on the date such employee’s participation in the corresponding Buyer Future Benefit Arrangement begins to be taken into account under such Buyer Future Benefit Arrangement for purposes of satisfying all deductible, coinsurance, copayments and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with the Buyer Future Benefit Arrangement.

2.7.           Paid Time Off.

(a)           Assumed Paid Time off Liabilities. With respect to each Spinco Employee, Buyer shall, or shall cause another member of the Buyer Group or a Spinco EOR to, Assume and recognize all accrued but unused vacation and PTO as of the Equity Sale Closing Time. Buyer shall, or shall cause another member of the Buyer Group or a Spinco EOR to, administer earned but unused vacation or PTO benefits for Spinco Employees in accordance with any applicable Law and any applicable Spinco Labor Agreement; provided that Buyer shall, or shall cause another member of the Buyer Group or a Spinco EOR to, pay out upon termination of employment of the applicable Spinco Employee the legacy accrued but unused PTO balances set forth on Schedule 2.7(a).

(b)           Payment of Paid Time off Benefits Where Required by Law. Notwithstanding anything to the contrary contained in this Agreement, where required by applicable Law, as soon as administratively practicable following the Equity Sale Closing Time (and no later than the dates required by applicable Law), Remainco shall, or shall cause an applicable member of the Remainco Group to, pay out all earned but unused vacation and PTO benefits to each Spinco Employee entitled to be paid such benefits by reason of the occurrence of any of the Separation or the Equity Sale.

ARTICLE III

CASH AND EQUITY INCENTIVE COMPENSATION PLANS

3.1.           Cash Incentives.

(a)           To the extent payments are not due under any Designated Cash Incentive Program prior to the Equity Sale Closing Time, Buyer shall, or shall cause another member of the Buyer Group or a Spinco EOR to, pay amounts due under such Designated Cash Incentive Programs to Spinco Employees, in accordance with the terms of the Designated Cash Incentive Program (as in effect immediately prior to the Equity Sale Closing Time) based on actual performance attainment for cash incentives associated with any performance period that has been completed or is in progress as of the Equity Sale Closing Time; provided that such Designated Cash Incentive Program has been disclosed on Section 2.16(a) to the Remainco Disclosure Letter, or has been adopted prior to the Equity Sale Closing Time in compliance with Section 5.2 of the Merger Agreement.

3.2.           Remainco Equity Awards.

(a)           At or prior to the Equity Sale Closing Time, the Remainco Board (or the compensation committee thereof) shall adopt resolutions and take all steps that are necessary and appropriate to effectuate the treatment of Remainco Equity Awards in accordance with the applicable Remainco Equity Plan and award agreements, as follows (unless otherwise agreed to in writing by Remainco and Buyer with respect to any Remainco Equity Award):

(i)           Remainco PSUs. Each outstanding Remainco PSU that is held by a Spinco Transferred Employee immediately prior to the Equity Sale Closing Time (each, a “Remainco PSU” and collectively, the “Remainco PSUs”) shall, effective as of the Equity Sale Closing Time, be cancelled and automatically converted into a right to receive a cash payment from a member of the Buyer Group equal to the product of (A) the number of Remainco Ordinary Shares subject to each such Remainco PSU (based on the achievement of one hundred percent (100%) of performance under each such Remainco PSU), and (B) the Remainco Pre-Distribution Share Value (a “Buyer Cash Award”); provided that, if the Remainco PSU is held by an Inactive Employee, then such conversion shall only be made at the time such Inactive Employee becomes a Spinco Transferred Employee (based on the achievement of one hundred percent (100%) of performance of the Remainco PSU and the closing price of Remainco Ordinary Shares on the Trading Day immediately preceding the date such Inactive Employee is hired by a member of the Buyer Group or a Spinco EOR). The Buyer Cash Awards shall be subject to the same vesting terms and payment timing and otherwise substantially the same terms and conditions (excluding the form of settlement and any terms related to performance which will be fixed as of the Equity Sale Closing Time) as in effect for the corresponding Remainco PSUs immediately prior to the Equity Sale Closing Time, and Buyer shall not, and shall cause the other members of the Buyer Group and each Spinco EOR not to, waive or accelerate such vesting terms or other conditions to payment. Notwithstanding the foregoing, if a Remainco PSU vests on or prior to the Equity Sale Closing Time, such award shall be settled in Remainco Ordinary Shares in accordance with the terms of such Remainco PSU no later than the Equity Sale Closing Time; provided that, with respect to any such Remainco PSU that (A) constitutes nonqualified deferred compensation subject to Section 409A of the Code, and (B) is not permitted to be paid at the Equity Sale Closing Time without triggering a Tax or other penalty under Section 409A of the Code, such award shall be settled at the earliest time permitted under the applicable Remainco Equity Plan and award agreement that will not trigger a Tax or other penalty under Section 409A of the Code.

(b)           Treatment of Pre-2024 Buyer Cash Awards. Within thirty (30) days following each Cash Award Vesting Date, Buyer shall deliver to Remainco a statement (the “Annual Cash Award Statement”) with the following information: (i) a list of all Buyer Cash Awards which resulted from converting a Remainco PSU that was granted on or before December 31, 2023 (each, a “Pre-2024 Buyer Cash Award”) outstanding as of such Cash Award Vesting Date, (ii) a list of all Spinco Transferred Employees who experienced a termination of employment with a member of the Buyer Group or a Spinco EOR during the twelve (12) month period ending on such Cash Award Vesting Date (or if shorter, during the period beginning on the Closing Date and ending on such Cash Award Vesting Date), (iii) a schedule setting forth in reasonable detail the aggregate amount of cash paid to Spinco Transferred Employees in respect of Pre-2024 Buyer Cash Awards that vested on such Cash Award Vesting Date (an “Annual Actual Aggregate Cash Award Payment”), and (iv) such other information as may be reasonably requested by Remainco to validate amounts paid or owed pursuant to this Section 3.2(b). If, on any Cash Award Vesting Date, (A) the Actual Realized Cash Balance is greater than (B) the Cash Funding Threshold, then Buyer shall make a cash payment to Remainco equal to the difference between the Actual Realized Cash Balance and the Cash Funding Threshold on or before the date that is sixty (60) days after the delivery of the applicable Annual Cash Award Statement to Remainco (any such payment, a “Buyer True-Up Payment”). Notwithstanding the foregoing, following the final Cash Award Vesting Date: (a) if the Upfront Cash Award Payment is greater than the aggregate Annual Actual Aggregate Cash Award Payments that have been made (including in respect of Pre-2024 Buyer Cash Awards vesting on such Cash Award Vesting Date) (the “Running Annual Actual Aggregate Cash Award Payments”), then Buyer shall make a cash payment to Remainco equal to the difference between (1) the Upfront Cash Award Payments, and (2) the sum of (x) the Running Annual Actual Aggregate Cash Award Payments, and (y) the aggregate of all previously paid Buyer True-Up Payments on or before the date that is sixty (60) days after the delivery of the applicable Annual Cash Award Statement to Remainco; and (b) if the Upfront Cash Award Payment is less than the Running Annual Actual Aggregate Cash Award Payments, then Remainco shall make a cash payment to Buyer equal to the difference between (1) the Actual Aggregate Cash Award Payments, and (2) the Upfront Cash Award Payments on or before the date that is sixty (60) days after the delivery of the applicable Annual Cash Award Statement.

(c)           Section 16(b) of the Exchange Act. By approving the adoption of this Agreement, the Remainco Board intends to exempt from the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, by reason of the application of Rule 16b-3 thereunder, all acquisitions and dispositions of equity incentive awards by directors and officers of Remainco, as well as direct or indirect beneficial owners of more than ten percent (10%) of the Remainco Ordinary Shares, and the Remainco Board also intends expressly to approve, in respect of any equity-based award, the satisfaction of any applicable Tax withholding (specifically including the actual or constructive tendering of shares in payment of an exercise price and the withholding of shares from delivery in satisfaction of applicable Tax withholding requirements) to the extent that such method is permitted under the applicable Remainco Equity Plan.

(d)           Tax Withholding. Upon the vesting or settlement, as applicable, of the Buyer Cash Awards, a member of the Buyer Group and the holder of such award shall be responsible for ensuring the satisfaction of all applicable Tax payment and withholding requirements in respect thereof and for ensuring the collection and remittance of applicable Taxes to the applicable Governmental Authority.

(e)           Cooperation. The Parties shall use commercially reasonable efforts to cooperate with each other and with Third Parties to effect withholding and remittance of Taxes, as well as required Tax reporting, in a timely, efficient and appropriate manner, to further the purposes of this Article III, and to administer all equity awards that are outstanding immediately following the Equity Sale Closing Time (including all such equity awards that are adjusted in accordance with this Article III) to the extent consistent with this Agreement and applicable Law.

ARTICLE IV

U.S. DEFINED CONTRIBUTION PLANS

4.1.           U.S. Defined Contribution Plans.

(a)           Effective as of the Equity Sale Closing Time, (i) the active participation of each US Spinco Transferred Employee who is a participant in the Remainco Retirement Plan shall automatically cease, and no US Spinco Transferred Employee shall thereafter accrue any benefits under any such Remainco Retirement Plan; and (ii) Remainco shall cause each US Spinco Transferred Employee’s account balance under such Remainco Retirement Plan to fully vest.

(b)           Buyer shall, or shall cause another member of the Buyer Group to, cause, effective as of the Merger Effective Time, each US Spinco Transferred Employee who participated in the Remainco Retirement Plan immediately prior to the Equity Sale Closing Time to be eligible to commence participation in one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (any such plan, a “Buyer Group Retirement Plan”), and receive under the Buyer Group Retirement Plan that is qualified under Section 401(a) of the Code employer contributions (including matching and non-elective contributions) at levels that are no less favorable than employer contributions to which similarly situated employees of Merger Partner were eligible for immediately prior to the Equity Sale Closing Time.

(c)           As soon as reasonably practicable following the Closing Date, Buyer shall, or shall cause another member of the Buyer Group to, cause the Buyer Group Retirement Plan to accept rollovers elected by each Spinco Employee in the United States from the Remainco Retirement Plan in direct rollovers to the Buyer Group Retirement Plan (including rollovers of plan participant loans); provided that such Remainco Retirement Plan permits such a direct rollover and if such direct rollover is elected by such US Spinco Transferred Employee and permitted in accordance with applicable Law.

ARTICLE V

FLEXIBLE SPENDING ACCOUNTS

5.1.           Cafeteria Plan. Buyer shall, or shall cause another member of the Buyer Group to, maintain or establish a cafeteria plan that includes a healthcare flexible spending account program and a dependent care flexible spending account program (the “Buyer Group FSA”) for the remainder of the calendar year in which the Closing Date occurs for each Spinco Employee who, in the portion of the calendar year on or prior to the Closing Date, contributed to the Remainco FSA (the “FSA Participants”).

5.2.           Coordination Regarding FSA Account Balances. As of the Merger Effective Time, Buyer shall, or shall cause another member of the Buyer Group to, cause the balance of each FSA Participant’s accounts under the Buyer Group FSA or the Buyer Future Benefit Arrangement that includes a flexible spending account component, as applicable, to be equal to the FSA Participant’s balance in the applicable healthcare spending account program and dependent care flexible spending account program under the Remainco FSA. If the aggregate amount withheld from the FSA Participants’ compensation under the Remainco FSA for the plan year in which the Closing Date occurs exceeds the aggregate amount of reimbursements paid to the FSA Participants prior to the Closing Date under the Remainco FSA for such plan year, Remainco shall transfer or cause to be transferred to Buyer (or, if directed by Buyer, to a member of the Buyer Group) on or before the date which is thirty (30) days following the Closing Date, a cash payment equal to any such excess. If the aggregate amount of reimbursements paid to the FSA Participants under the Remainco FSA prior to the Closing Date for the plan year in which the Closing Date occurs exceeds the aggregate amount withheld prior to the Closing Date from the FSA Participants’ compensation under the Remainco FSA for such plan year, Buyer shall, or shall cause another member of the Buyer Group to, transfer to Remainco on or before the date which is thirty (30) days following the Closing Date, a cash payment equal to any such excess. Buyer shall, or shall cause another member of the Buyer Group to, cause the Buyer Group FSA to honor, and continue for the period commencing on the Merger Effective Time and ending on the last day of the plan year of the Remainco FSA that commenced immediately prior to the Equity Sale Closing Time, the elections, contribution levels, and coverage levels made by the FSA Participants under the Remainco FSA with respect to the flexible spending reimbursement accounts that are in effect immediately prior to the Closing Date. Buyer shall, or shall cause another member of the Buyer Group to, Assume and be solely responsible for all claims for reimbursement by the FSA Participants, whether incurred prior to, on or after the Closing Date, under the terms of the Buyer Group FSA, that have not been paid in full as of the Closing Date, which claims shall be paid pursuant to and under the terms of the Buyer Group FSA. The members of the Buyer Group shall indemnify and hold harmless the members of the Remainco Group from any and all claims by or with respect to the FSA Participants for reimbursement under the Remainco FSA that have not been paid in full as of immediately prior to the Closing Date.

ARTICLE VI

COOPERATION; INDEMNIFICATION

6.1.           Cooperation. Each Party recognizes it to be in the best interests of the Parties and their respective employees (if applicable) that the matters addressed in this Agreement be effected in an orderly manner and agree to devote reasonable efforts and to reasonably cooperate in complying with the provisions of this Agreement. Subject to applicable Law, each Party agrees to provide the other Party with the information reasonably necessary to enable each Party to perform its obligations under this Agreement and to make its respective Representatives available upon reasonable notice and at a reasonable time for such purpose. In addition, Section 3.5 of the Separation Agreement is incorporated herein by reference.

6.2.           Allocation of Liabilities under Separation Agreement. All Liabilities retained or assumed by or allocated to a member of the Spinco Group pursuant to this Agreement shall be deemed to be “Spinco Liabilities” (as defined in the Separation Agreement) for purposes of the Separation Agreement, and all Assets retained or assumed by or allocated to a member of the Spinco Group pursuant to this Agreement shall be deemed to be “Spinco Assets” (as defined in the Separation Agreement). All Liabilities retained or assumed by or allocated to a member of the Remainco Group pursuant to this Agreement shall be deemed to be “Remainco Assumed Liabilities” (as defined in the Separation Agreement) for purposes of the Separation Agreement, and all Assets retained or assumed by or allocated to a member of the Remainco Group pursuant to this Agreement shall be deemed to be “Remainco Retained Assets” (as defined in the Separation Agreement).

6.3.           Indemnities. (i) From and after the Equity Sale Closing Time, each member of the Remainco Group shall, on a joint and several basis, indemnify, defend and hold harmless each of the Buyer Group Indemnified Parties to the fullest extent permitted by Law, from and against any and all Losses of the Buyer Group Indemnified Parties to the extent relating to, arising out of, by reason of or otherwise in connection with any breach after the Equity Sale Closing Time by any member of the Remainco Group of any covenant or agreement in this Agreement that is to be performed following the Equity Sale Closing Time; and (ii) from and after the Equity Sale Closing Time, each member of the Spinco Group, each member of the Merger Partner Group, and each member of the Buyer Group shall, on a joint and several basis, indemnify, defend and hold harmless each of the Remainco Indemnified Parties to the fullest extent permitted by Law, from and against any and all Losses of the Remainco Indemnified Parties to the extent relating to, arising out of, by reason of or otherwise in connection with any breach after the Equity Sale Closing Time by any member of the Spinco Group, any member of Merger Partner Group, or any member of the Buyer Group of any covenant or agreement in this Agreement that is to be performed following the Equity Sale Closing Time. Any matters related to the foregoing indemnification, or indemnification with respect to any Liabilities retained, assumed or indemnified by a Party pursuant to this Agreement, shall be addressed in accordance with the terms of Article III of the Separation Agreement.

ARTICLE VII

MISCELLANEOUS

7.1.           Entire Agreement; Counterparts; Exchanges by Facsimile. Section 5.1 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

7.2.           Transaction Documents; Precedence of Agreements. Section 5.2 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

7.3.           Survival. Section 5.3 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

7.4.           Expenses. Section 5.4 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

7.5.           Notices. Section 5.5 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

7.6.           Waiver. Section 5.6 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

7.7.           Assignment. Section 5.7 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

7.8.           Termination. Section 5.8 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

7.9.           Amendment. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all of the Parties.

7.10.         Group Members. Section 5.10 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

7.11.         No Third Party Rights. Section 5.11 of the Separation Agreement is incorporated by reference. Notwithstanding the generality of such section, the provisions contained in this Agreement are included for the sole benefit of the Parties and shall not create any right, including as a third-party beneficiary, in any other person, including any current or former employee of any of the Parties. Nothing herein shall be deemed an amendment, adoption or termination of any Benefit Arrangement. In addition, nothing in this Agreement shall be deemed to prohibit or restrict any member of the Buyer Group or any Spinco EOR from terminating the employment of any Spinco Transferred Employee following the Equity Sale Closing Time.

7.12.         Exhibits and Schedules. Section 5.12 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

7.13.         Governing Law. Section 5.13 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

7.14.         Submission to Jurisdiction. Section 5.14 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

7.15.         Waiver of Jury Trial. Section 5.15 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

7.16.         Specific Performance. Section 5.16 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

7.17.         Severability. Section 5.17 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

7.18.         Construction. Section 5.21 of the Separation Agreement is incorporated by reference to this Agreement and shall apply as if fully set forth in this Agreement mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

INTERNATIONAL GAME TECHNOLOGY PLC

By:	/s/ Vincent L. Sadusky
Name:	Vincent L. Sadusky
Title:	Chief Executive Officer

IGNITE ROTATE LLC

By: International Game Technology PLC
Its: Managing Member

By:	/s/ Massimiliano Chiara
Name:	Massimiliano Chiara
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Employee Matters Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

EVERI HOLDINGS INC.

By:	/s/ Randy L. Taylor
Name:	Randy L. Taylor
Title:	Chief Executive Officer

[Signature Page to Employee Matters Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Voyager Parent, LLC

By:	/s/ Daniel Cohen
Name:	Daniel Cohen
Title:	Vice President, Secretary and Treasurer

[Signature Page to Employee Matters Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Actual Realized Cash Balance” means with respect to any Cash Award Vesting Date, the difference between (a) the Upfront Cash Award Payment, and (b) the sum of each Annual Actual Aggregate Cash Award Payment that has been made (or will be made in respect of awards vesting on such Cash Award Vesting Date).

“Agreement” shall have the meaning set forth in the Preamble.

“Annual Actual Aggregate Cash Award Payment” shall have the meaning set forth in Section 3.2(b).

“Annual Cash Award Statement” shall have the meaning set forth in Section 3.2(b).

“Assets” shall have the meaning set forth in the Separation Agreement.

“Assume” shall have the meaning set forth in the Separation Agreement.

“Assumed Remainco Benefit Liabilities” shall have the meaning set forth in Section 1.2(b)(i).

“Benefit Arrangement” means, whether written or unwritten, (a) each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and (b) each other employment, bonus, profit sharing, deferred compensation, incentive compensation, holiday, vacation, medical insurance, dental care, vision care, prescription drug, sick leave, short-term or long-term disability, salary continuation, welfare, long service awards, retention plan, severance or termination pay, change of control, fringe benefit, tuition reimbursement, flexible spending account, tax gross-up or indemnification, equity or equity-based, pension, retirement, supplemental retirement, death, life insurance, accidental death, post-retirement medical or other welfare benefit plan or similar compensatory plan, program, policy, practice, agreement or arrangement; provided that a Benefit Arrangement shall not include any plan, program, agreement or arrangement that is maintained by a Governmental Authority.

“Benefit Plan Replication and Assumption” shall have the meaning set forth in Section 2.4.

“Business Day” shall have the meaning set forth in the Separation Agreement.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Future Benefit Arrangement” means any Benefit Arrangement that any member of the Buyer Group sponsors, assumes, adopts, establishes or begins sponsoring, maintaining or contributing to on or after the Equity Sale Closing Time.

“Buyer Group” shall have the meaning set forth in the Separation Agreement.

“Buyer Group FSA” shall have the meaning set forth in Section 5.1.

“Buyer Group Retirement Plan” shall have the meaning set forth in Section 4.1(b).

“Buyer Sub” shall have the meaning set forth in the Recitals.

“Buyer True-Up Payment” shall have the meaning set forth in Section 3.2(b).

“Cash Award Vesting Date” shall mean the first anniversary of the Closing Date and each May 1 following the Closing Date until such time as there are no Pre-2024 Buyer Cash Awards outstanding.

“Cash Funding Threshold” shall mean, with respect to any Cash Award Vesting Date, the aggregate amount necessary to pay the Pre-2024 Buyer Cash Awards that remain outstanding and payable (other than Pre-2024 Buyer Cash Awards vesting on such Cash Award Vesting Date).

“Closing” shall have the meaning set forth in the Merger Agreement.

“Closing Date” shall have the meaning set forth in the Merger Agreement.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any similar state or local Law.

“COBRA Participants” shall have the meaning set forth in Section 1.2(e).

“Code” shall have the meaning set forth in the Merger Agreement.

“Day-One HR Plan” shall have the meaning set forth in Section 2.4.

“Day-One HR Readiness” shall have the meaning set forth in Section 2.4.

“Designated Cash Incentive Programs” shall mean all Remainco Benefit Arrangements that are cash incentive programs in which Spinco Employees participate and which have performance periods of one (1) year or less (including annual bonuses for 2024) that are set forth on Schedule 3.1.

“Employee Representative Body” means any union, works council or other agency or representative body certified or otherwise recognized for the purposes of bargaining collectively or established for the purposes of notification of or consultation on behalf of any employees.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.

“Equity Sale” shall have the meaning set forth in the Separation Agreement.

“Equity Sale Closing Time” shall have the meaning set forth in the Merger Agreement.

“FSA Participants” shall have the meaning set forth in Section 5.1.

“Governmental Authority” shall have the meaning set forth in the Separation Agreement.

“Group” shall have the meaning set forth in the Separation Agreement.

“HR Data Migration” shall have the meaning set forth in Section 2.4.

“Inactive Employee” means any US Spinco Employee who is on short-term disability or long-term disability, or an approved or legally-protected leave of absence from work at a member of the Remainco Group (including military leave with reemployment rights under federal law, and leave under the Family Medical Leave Act or similar state or local law (other than intermittent leave) or workers compensation).

“Law” shall have the meaning set forth in the Separation Agreement.

“Liabilities” shall have the meaning set forth in the Separation Agreement.

“Local 1101 CBA” means that certain Collective Bargaining Agreement between IGT and IGT Global Solutions Corp. and Communications Workers of America Local Union 1101, effective as of March 3, 2023.

“Losses” shall have the meaning set forth in the Separation Agreement.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Merger Effective Date” shall have the meaning set forth in the Merger Agreement.

“Merger Effective Time” shall have the meaning set forth in the Merger Agreement.

“Merger Partner” shall have the meaning set forth in the Preamble.

“Non-US Spinco Employee” shall mean any Spinco Employee other than a US Spinco Employee.

“Non-US Spinco Transferred Employee” shall mean any Spinco Transferred Employee other than a US Spinco Transferred Employee.

“NYSE” shall have the meaning set forth in the Merger Agreement.

“Party” and “Parties” shall have the respective meanings set forth in the Preamble.

“Pre-2024 Buyer Cash Award” shall have the meaning set forth in Section 3.2(a)(ii).

“Regular Trading Hours” means the period beginning at 9:30 A.M., New York City time, and ending at 4:00 P.M., New York City time.

“Remainco” shall have the meaning set forth in the Preamble.

“Remainco Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to, or required to be maintained or contributed to, by any member of the Remainco Group.

“Remainco Board” shall have the meaning set forth in the Separation Agreement.

“Remainco Employee” means an employee of a member of the Remainco Group, other than a Spinco Employee.

“Remainco Equity Awards” means the Remainco RSUs and the Remainco PSUs.

“Remainco Equity Plan” means, collectively, the International Game Technology PLC 2015 Equity Incentive Plan, as amended, and the International Game Technology PLC 2021 Equity Incentive Plan.

“Remainco Group” shall have the meaning set forth in the Separation Agreement.

“Remainco Ordinary Shares” shall have the meaning set forth in the Merger Agreement.

“Remainco Pre-Distribution Share Value” means the average closing per share price of Remainco Ordinary Shares over the twenty (20) Trading Days immediately prior to the Closing Date based on “regular way” trading inclusive of the value attributable to the Spinco Group on the NYSE during Regular Trading Hours.

“Remainco PSU” means each performance share unit representing the right to vest in and be issued Remainco Ordinary Shares, whether granted by Remainco pursuant to a Remainco Equity Plan, assumed by Remainco in connection with any merger, acquisition or similar transaction or otherwise issued or granted, and which vests based in whole or in part on the achievement of specified performance objectives.

“Remainco Retirement Plan” means the IGT 401(k) Retirement Savings Plan.

“Remainco RSU” means each restricted share unit representing the right to vest in and be issued Remainco Ordinary Shares by Remainco, whether granted by Remainco pursuant to a Remainco Equity Plan, assumed by Remainco in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested (which excludes any Remainco PSUs).

“Representatives” shall have the meaning set forth in the Merger Agreement.

“Running Annual Actual Aggregate Cash Award Payments” shall have the meaning set forth in Section 3.2(b).

“Separation Agreement” shall have the meaning set forth in the Recitals.

“Spinco” shall have the meaning set forth in the Preamble.

“Spinco Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or required to be maintained, by any member of the Spinco Group.

“Spinco Business” shall have the meaning set forth in the Separation Agreement.

“Spinco Contribution” shall have the meaning set forth in the Separation Agreement.

“Spinco Employee” shall have the meaning set forth in Section 1.1(a)(i).

“Spinco Employee Schedule” shall have the meaning set forth in Section 1.1(a)(i).

“Spinco EOR” shall have the meaning set forth in Section 1.1(b)(i).

“Spinco Former Employee” means (i) an individual whose employment with any member of the Remainco Group or Spinco Group terminated prior to the Equity Sale, and immediately prior to such termination provided services primarily to the Spinco Business; and (i) each Inactive Employee who does not become a Spinco Transferred Employee on or before the date which is twelve (12) months following the Closing Date.

“Spinco Group” shall have the meaning set forth in the Separation Agreement.

“Spinco Labor Agreement” means any agreement with any Employee Representative Body to which Remainco or a member of the Remainco Group, or Spinco or a member of the Spinco Group, is a party or bound that pertains to any Spinco Employees.

“Spinco Liabilities” shall have the meaning set forth in the Separation Agreement.

“Spinco Transferred Employee” shall have the meaning set forth in Section 1.1(b)(i).

“Spinco Units” shall have the meaning set forth in the Merger Agreement.

“Subsidiary” shall have the meaning set forth in the Separation Agreement.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall have the meaning set forth in the Separation Agreement.

“Third Party” shall have the meaning set forth in the Separation Agreement.

“Trading Day” shall mean the period of time during any given day, commencing with the determination of the opening price on the NYSE and ending with the determination of the closing price on the NYSE, in which trading and settlement in Remainco Ordinary Shares are permitted on the NYSE.

“Transaction Documents” shall have the meaning set forth in the Separation Agreement.

“Upfront Cash Award Payment” shall have the meaning set forth in the Separation Agreement.

“US Spinco Employee” shall mean any Spinco Employee who primarily provides services in the United States.

“US Spinco Transferred Employee” shall mean any Spinco Transferred Employee who primarily provides services in the United States.